News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FIRST QUARTER 2012 RESULTS

NASHVILLE, Tenn. (May 18, 2012) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended April 28, 2012.

Net sales for the 13 weeks ended April 28, 2012, increased 3.6% to $97.8 million compared with $94.4 million for the prior-year quarter. Comparable store sales for the first quarter of fiscal 2012 decreased 1.2% compared with a decrease of 8.4% in the prior-year quarter. Kirkland’s opened 5 stores and closed 17 during the first quarter of 2012, bringing the total number of stores to 297 at quarter end.

The Company reported net income of $2.0 million, or $0.10 per diluted share, for the first quarter of fiscal 2012 compared with net income of $3.2 million, or $0.15 per diluted share, for the first quarter of fiscal 2011.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We entered the first quarter with positive momentum and confidence that the substantial effort to address Spring merchandising and marketing opportunities would sustain those trends, but we noticed a distinct change in customer sentiment in the latter half of the quarter that we addressed with promotional activity. As a result, we experienced weaker margin and comparable store sales trends that have continued into early second quarter.

“Our second quarter outlook reflects the current environment in retail, but does not overshadow the continued investments we are making to support steady store growth, complete the four-year program to upgrade our information systems, deliver a consistent store experience and maintain the growth and momentum in our e-commerce effort. The opportunity for Kirkland’s is to deliver consistent and reasonable sales and earnings growth, and these investments are bringing us closer to achieving that goal. We are focusing intently on merchandising improvement to better leverage our industry leadership in inventory productivity and a loyal customer base.”

Stock Repurchase Plan
During the first quarter of fiscal 2012, the Company repurchased 219,434 shares of common stock for a total of $3.2 million, or an average price of $14.60 per share. The Company has $13.4 million remaining under its repurchase authorization.

Updated Fiscal 2012 Performance Goals

Store Growth: For the 53-week period ending February 2, 2013 (“fiscal 2012”), the Company expects to open 40 to 45 new stores and close approximately 30 stores. This expected unit growth of approximately 3% to 5% would represent an increase in square footage of approximately 8% to 10%. New store openings will be weighted more toward the second half of the year, while closings are weighted more toward the first half.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports First Quarter Fiscal 2012 Results

May 18, 2012

Sales:
The Company expects total sales for fiscal 2012 to increase in the range of 7% to 9% compared with fiscal 2011. This expectation for total sales growth reflects the additional week in the retail calendar for Fiscal 2012. This level of sales growth would imply comparable store sales of slightly negative to flat for the fiscal year, excluding the impact of the additional week of sales.

Margins:
Based on the current outlook, the Company expects operating margin in fiscal 2012 to be 90 to 140 basis points below fiscal 2011 due to higher fuel costs and expected increases in container rates in the back-half of the year combined with a planned increase in marketing expenses, as well as investments in additional personnel in key areas of the business to support the Company’s growth plans and technology investments.

Earnings:
Based on the above assumptions, the Company expects earnings per share for fiscal 2012 to be in the range of $0.87 to $0.97. The
Company expects its effective tax rate for fiscal 2012 to range between 38% and 38.5%.

Cash Flow:
Excluding activity under the Company’s share repurchase program, the Company expects to again generate positive cash flow in fiscal
2012. Capital expenditures in fiscal 2012 are estimated to range between $29 million and $32 million.

Second Quarter Fiscal 2012 Outlook
For the second quarter ending July 28, 2012, the Company expects a net loss of $0.07 to $0.11 per diluted share compared with a net loss of $0.02 per share in the prior year quarter. Net sales are expected to be $94 million to $96 million, with comparable store sales flat to down 3%. The Company expects to open approximately 10 to 12 stores and close approximately 5 stores during the quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call at 11:00 a.m. ET today to discuss the first quarter results. The number to call for the interactive teleconference is (212) 231-2919. A replay of the conference call will be available through Friday, May 25, 2012, by dialing (402) 977-9140 and entering the confirmation number, 21575898.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=86292 on May 18, 2012, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 297 stores in 30 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2012. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter Results

May 18, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13-Week Period Ended
	April 28,	April 30,
	2012	2011
Net sales	$97,788	$94,403
Cost of sales	59,319	56,315

Gross profit	38,469	38,088
Operating expenses:
Operating expenses	32,284	29,681
Depreciation	3,015	3,241

Operating income	3,170	5,166
Other (income) expense, net	(3)	37

Income before income taxes	3,173	5,129
Income tax expense	1,218	1,959

Net income	$1,955	$3,170

Earnings per share:
Basic	$0.11	$0.16

Diluted	$0.10	$0.15

Shares used to calculate earnings per share:
Basic	18,269	19,915

Diluted	18,772	20,660

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KIRK Reports First Quarter Results

May 18, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	April 28, 2012	January 28, 2012	April 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$73,162	$83,123	$90,254
Inventories, net	47,484	47,306	44,620
Deferred income taxes	1,725	1,657	3,571
Other current assets	8,118	7,784	6,810

Total current assets	130,489	139,870	145,255
Property and equipment, net	61,414	60,315	46,013
Non-current deferred income taxes	1,150	1,108	1,456
Other assets	1,496	1,296	879

Total assets	$194,549	$202,589	$193,603

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,050	$21,592	$19,824
Income taxes payable	1,931	3,146	601
Other current liabilities	18,637	21,805	20,287

Total current liabilities	38,618	46,543	40,712
Deferred rent and other long-term liabilities	38,633	38,384	30,615

Total liabilities	77,251	84,927	71,327

Net shareholders’ equity	117,298	117,662	122,276

Total liabilities and shareholders’ equity	$194,549	$202,589	$193,603

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KIRK Reports First Quarter Results

May 18, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	13-Week Period Ended
	April 28, 2012	April 30, 2011
Net cash provided by (used in):
Operating activities	$(2,733)	$2,060
Investing activities	(4,109)	(3,096)
Financing activities	(3,119)	68

Cash and cash equivalents:
Net decrease	(9,961)	(968)
Beginning of period	83,123	91,222

End of period	$73,162	$90,254

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